Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 9, 2014 relating to the financial statements of Minerva Neurosciences, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

April 9, 2014